EXHIBIT INDEX

9. Opinion of counsel and consent to its use as the legality of the securities being registered.

10. Consent of Independent Registered Public Accounting Firm for Retirement Advisor Advantage Plus(R) Variable Annuity/Retirement Advisor Select Plus Variable Annuity(R).